SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 5, 2007
iROBOT CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51598	77-0259335
(Commission File Number)	(IRS Employer Identification No.)

63 South Avenue, Burlington, Massachusetts	01803
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 345-0200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.
     On June 5, 2007, iRobot Corporation (the “Company”) entered into a $35 million unsecured revolving credit facility (the “Credit Facility”) with Bank of America, N.A. (the “Lender”) to replace its expired working capital line of credit with Bank of America. The Credit Facility shall be available to fund working capital and other corporate purposes. The interest on loans under the Credit Facility shall accrue, at the Company’s election, at either (1) the Lender’s prime rate plus 1% or (2) the Eurodollar rate plus 1.25%. The Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on June 5, 2010.
     The Credit Facility contains customary terms and conditions for credit facilities of this type, including restrictions on the Company’s ability to incur or guaranty additional indebtedness, create liens, enter into transactions with affiliates, make loans or investments, sell assets, pay dividends or make distributions on, or repurchase, its stock, and consolidate or merge with other entities. In addition, the Company is required to meet certain financial covenants customary with this type of agreement, including maintaining a minimum specified tangible net worth, a minimum specified ratio of current assets to current liabilities, and a minimum specified annual net income.
     The Credit Facility contains customary events of default, including for payment defaults, breaches of representations, breaches of affirmative or negative covenants, cross defaults to other material indebtedness, bankruptcy, and failure to discharge certain judgments. If a default occurs and is not cured within any applicable cure period or is not waived, the Lender may accelerate the obligations of the Company under the Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation
June 11, 2007	By:	/s/ Glen D. Weinstein
Glen D. Weinstein
General Counsel and Secretary